news release

GoDaddy Announces $250 Million Accelerated Share Repurchase Plan

TEMPE, Ariz., August 12, 2021 /PRNewswire/ - GoDaddy Inc. (NYSE: GDDY), the company that empowers everyday entrepreneurs, today announced it has entered into an accelerated share repurchase agreement (ASR) with Goldman Sachs & Co. LLC to repurchase $250 million of GoDaddy’s common stock. The ASR was entered into pursuant to GoDaddy’s share repurchase program, under which approximately $750 million share repurchase authorization will remain available upon completion of the ASR.

“The accelerated repurchase reinforces our confidence in the long-term opportunity for GoDaddy and our commitment to creating shareholder value,” said GoDaddy CFO Mark McCaffrey.

Following completion of the program, GoDaddy will have repurchased a total of approximately 6.9 million shares year-to-date, representing 4% of total shares outstanding. Since January 2020, GoDaddy will have repurchased approximately 16.9 million shares, representing more than 9% of total shares outstanding. The final settlement of the ASR is expected to be completed in Q3 of 2021.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. GoDaddy cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. These statements include, but are not limited to, statements about GoDaddy’s long-term opportunity and the expected completion date of the ASR. Forward-looking statements involve a number of risks, uncertainties or other factors beyond our control. These factors include, but are not limited to, our ability to implement our strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in our filings with the U.S. Securities and Exchange Commission, including our annual reports on Form 10-K and quarterly reports on Form 10-Q, which are available on the

SEC’s website at www.sec.gov. GoDaddy undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About GoDaddy
GoDaddy is empowering everyday entrepreneurs around the world by providing all of the help and tools to succeed online. GoDaddy is the place people come to name their idea, build a professional website, attract customers, sell their products and services and manage their work. Our mission is to give our customers the tools, insights and the people to transform their ideas and personal initiative into success. To learn more about the company visit www.GoDaddy.com.

CONTACTS:

Investors
Mark Grant
602.817.7200
investors@godaddy.com

Media
Dan Race
480.505.8877
pr@godaddy.com

Source: GoDaddy Inc.

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